EXHIBIT 99.1

For Information
Mark A. Hellerstein
Robert T. Hanley
303-861-8140

ST. MARY REPORTS RECORD RESULTS FOR FIRST QUARTER 2006 AND UPDATES GUIDANCE, ANNOUNCES APPOINTMENT OF PRESIDENT AND CHIEF OPERATING OFFICER

DENVER, May 3, 2006 – St. Mary Land & Exploration Company (NYSE: SM) today reports earnings for the first quarter 2006. The Company also announces that Tony Best will be joining St. Mary as President and Chief Operating Officer.

“The first quarter of 2006 was another strong quarter for St. Mary. With the continuing development on our resource programs and other properties, we are projecting record earnings for 2006,” commented Mark Hellerstein, Chairman, President, and CEO. “Moreover, we are excited to welcome Tony Best to our management team. Tony has the background and experience to lead St. Mary’s continued growth.”

FIRST QUARTER EARNINGS AND UPDATED GUIDANCE

St. Mary announces first quarter 2006 earnings of $50.5 million or $0.76 per diluted share. First quarter 2005 earnings were $35.1 million or $0.54 per diluted share. Earnings for these two periods included a non-cash after-tax expense related to the change of the estimated liability for future payment under the Company’s Net Profits plan of $4.4 million, or $0.07 per diluted share, and $2.7 million, or $0.04 per diluted share, respectively. Revenues for the first quarter of 2006 were $193.6 million compared to $143.8 million for the first quarter of 2005. Discretionary Cash Flow(1) increased to $122.7 million in the first quarter of 2006 from $90.8 million in the first quarter of 2005. Net cash provided by operating activities increased to $129.2 million in the first quarter of 2006 from $92.1 million in the first quarter of 2005.

Daily oil and gas production during the first quarter 2006 averaged 244.0 million cubic feet of gas equivalent (MMCFE), up from 229.4 MMCFE in the comparable 2005 period. Average prices realized during the quarter were $8.28 per Mcf and $54.47 per barrel, 33% and 20% higher, respectively, than the realized prices in the first quarter of 2005.

The Company’s forecasts for the second quarter and the full year 2006 are shown below.

2nd Quarter Year
Oil and gas production	22.5 – 24.0 BCFE	96.0 – 98.0 BCFE
Lease operating expenses,
including transportation	$1.28 - $1.35/MCFE	$1.26 - $1.33/MCFE
Production taxes	$0.53 - $0.59/MCFE	$0.55 - $0.61/MCFE
General and administrative exp.	$0.47 - $0.51/MCFE	$0.44 - $0.49/MCFE
Depreciation, depletion, & amort.	$1.71 - $1.78/MCFE	$1.81 - $1.89/MCFE

St. Mary estimates the basis differential (the difference between estimated realized oil and gas prices, before hedging, and the applicable NYMEX prices) for the second quarter of 2006 will be $6.50 to $7.50 per barrel of oil and $0.60 to $0.70 per MMbtu of gas.

Operational updates for the first quarter 2006 were provided in the Company’s April 6, 2006 press release.

TONY BEST TO JOIN ST. MARY AS PRESIDENT AND CHIEF OPERATING OFFICER

St. Mary announces today that Tony Best, 56, will be joining St. Mary in June 2006 as President and Chief Operating Officer. Mr. Best has over 25 years of experience in the energy industry, most recently as President and Chief Executive Officer of Pure Resources, Inc., a Unocal subsidiary. At Pure Resources he managed all of Unocal’s onshore U.S. assets. Prior to working with Pure Resources, Mr. Best served as President of ARCO Latin America. In his career with ARCO, he also held several other key positions, including President ARCO Permian, Vice President of External Affairs for ARCO Alaska and Prudhoe Bay Field Manager. Mr. Best has a BS degree in mechanical engineering from Texas A&M University and an MS in engineering management from the University of Alaska.

St. Mary also announces that Mark Hellerstein, Chairman of the Board and CEO, has advised the Board of Directors that after 14 years with St. Mary he would like at some point in the foreseeable future to pursue other interests. By bringing in a President of Mr. Best’s caliber, St. Mary has positioned itself to allow for an orderly transition and the Board expects Mr. Best to become the Company’s CEO within the next year. If Mr. Best is appointed CEO, Mr. Hellerstein has indicated that he would agree to remain as Chairman of the Board.

As previously announced, the St. Mary first quarter earnings teleconference call is scheduled for May 4 at 8:00 am (MDT). The call participation number is 888-424-5231. A replay of the conference call will be available two hours after the completion of the call, 24 hours per day through May 12 at 800-642-1687, conference number 7667868. International participants can dial 706-634-6088 to take part in the conference call, and can access a replay of the call at 706-645-9291, conference number 7667868. In addition the call will be broadcast live at St. Mary’s website at www.stmaryland.com and this press release and financial highlights attachment will be available before the call at www.stmaryland.com under “News—Press Releases.” An audio recording of the conference call will be available at that site through May 12.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections. The words “will,” “believe,” ”budget,” “anticipate,” “intend,” “estimate,” “forecast,” ”plan,” and “expect” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause St. Mary’s actual results to differ materially from results expressed or implied by the forward looking statements. These risks include such factors as the volatility and level of oil and natural gas prices, unexpected drilling conditions and results, the risks of various exploration and hedging strategies, the uncertain nature of the expected benefits from the acquisition of oil and gas properties, production rates and reserve replacement, the imprecise nature of oil and gas reserve estimates, drilling and operating service availability, uncertainties in cash flow, the financial strength of hedge contract counterparties, the availability of economically attractive exploration and development and property acquisition opportunities and any necessary financing, competition, litigation, environmental matters, the potential impact of government regulations, the use of management estimates, and other such matters discussed in the “Risk Factors” section of St. Mary’s 2005 Annual Report on Form 10-K filed with the SEC. Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

(1)

Discretionary cash flow is computed as net income plus depreciation, depletion, amortization, ARO accretion, impairments, deferred taxes, exploration expense, stock-based compensation expense, and non-cash changes in the Net Profits Plan liability less the effect of unrealized derivative loss. See the attached financial highlights for a reconciliation of discretionary cash flow to net cash provided by operating activities, a presentation of other cash flow information, and a statement indicating why management believes the presentation of the non-GAAP measure of discretionary cash flow provides useful information to investors.

PR-06-06

###

ST. MARY LAND & EXPLORATION COMPANY
FINANCIAL HIGHLIGHTS
March 31, 2006
(Unaudited)

PRODUCTION DATA	For the Three Months
	Ended March 31,		Percent
	2006	2005	Change
Average realized price, net of hedging:
Gas (per Mcf)	$ 8.28	$ 6.22	33%
Oil (per Bbl)	$ 54.47	$ 45.37	20%

Production:
Gas (MMcf)	12,789	12,047	6%
Oil (MBbls)	1,529	1,433	7%
MMCFE (6:1)	21,962	20,647	6%

Daily production:
Gas (Mcf per day)	142,096	133,852	6%
Oil (Bbls per day)	16,987	15,927	7%
MCFE per day (6:1)	244,020	229,416	6%

Margin analysis per MCFE:
Average realized price, net of hedging	$ 8.61	$ 6.78	27%
Lease operating expense and transportation	1.33	1.07	24%
Production taxes	0.55	0.49	12%
General and administrative costs	0.49	0.29	69%
Operating margin	$ 6.24	$ 4.93	27%
Depletion, depreciation, and amortization	$ 1.57	$ 1.46	8%

INCOME STATEMENT
(In thousands, except per share amounts)	For the Three Months
	Ended March 31,
	2006	2005
Operating revenues:
Oil and gas production revenue	$ 184,065	$ 138,370
Oil and gas hedge gain	5,105	1,560
Marketed gas and other revenue	4,418	3,888
	193,588	143,818
Operating expenses:
Oil and gas production expense	41,214	32,159
Depletion, depreciation, amortization,
and abandonment liability accretion	34,391	30,074
Exploration	10,787	7,083
Impairment of proved properties	1,289	-
Abandonment and impairment of unproved properties	1,186	1,870

General and administrative	10,786	5,986
Change in Net Profits Plan liability	7,021	4,221
Marketed gas system and other operating expense	6,228	4,768
	112,902	86,161

Income from operations	80,686	57,657
Nonoperating income (expense):
Interest income	824	82
Interest expense	(1,379)	(1,944)
Income before income taxes	80,131	55,795
Income tax expense - current	15,775	10,423
Income tax expense - deferred	13,830	10,269
Net income	$ 50,526	$ 35,103

Basic weighted-average shares outstanding	57,233	57,231

Diluted weighted-average shares outstanding	67,334	67,047

Basic net income per common share	$ 0.88	$ 0.61

Diluted net income per common share	$ 0.76	$ 0.54

ST. MARY LAND & EXPLORATION COMPANY
FINANCIAL HIGHLIGHTS
March 31, 2006
(Unaudited)

BALANCE SHEET
(In thousands)	March 31,	December 31,
	2006	2005
Working capital	$ 43,140	$ 4,937
Long-term debt	$ 99,909	$ 99,885
Stockholders' equity	$ 634,155	$ 569,320

Shares outstanding, net of treasury	56,972	56,762

PROVED RESERVES
	December 31,
	2005
Oil (MBbls)	62,903
Gas (MMcf)	417,075
MMCFE (6:1)	794,493

CASH FLOW
(In thousands)

Reconciliation of Discretionary Cash Flow
to Net Cash Provided by Operating Activities:
	For the Three Months
	Ended March 31,
	2006	2005
Discretionary cash flow (1)	$ 122,699	$ 90,784

(Gain) loss on property sales	-	-
Exploration expense, excluding exploratory
dry hole expense	(10,541)	(6,883)
Minority interest and other	131	1,046
Changes in working capital	16,953	7,184
Net cash provided by operating activities	$ 129,242	$ 92,131

Net cash used in investing activities	$ (87,552)	$ (94,278)

Net cash provided by financing activities	$ 4,447	$ 13,249

(1) Discretionary cash flow is computed as net income plus depreciation, depletion, amortization, ARO accretion, impairments, deferred taxes, exploration expense, stock-based compensation expense, and non-cash changes in the Net Profits Plan liability less the effect of unrealized derivative loss. The non-GAAP measure of discretionary cash flow is presented since management believes that it provides useful additional information to investors for analysis of St. Mary’s ability to internally generate funds for exploration, development, and acquisitions. In addition, discretionary cash flow is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under GAAP. Since discretionary cash flow excludes some, but not all, items that affect net income and net cash provided by operating activities and may vary among companies, the discretionary cash flow amounts presented may not be comparable to similarly titled measures of other companies.